Exhibit 5.1

March 3, 2020

Celsion Corporation

997 Lenox Drive, Suite 100

Lawrenceville, NJ 08648

Re: Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your direct offering of up to 4,571,428 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”) covered by a Registration Statement on Form S-3 (File No. 333-227236) (as amended or supplemented, the “Registration Statement”) filed on September 28, 2018 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Celsion Corporation, a Delaware corporation (the “Company”) of up to $75,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on October 12, 2018 The Shares are being offered pursuant to a prospectus supplement (the “Prospectus Supplement”) filed on March 2, 2020 by the Company with the Commission pursuant to Rule 424 under the Securities Act. . The Shares are being sold to the several purchasers named in, and pursuant to, a securities purchase agreement between the Company and such purchasers (the “Securities Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Securities Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP